EXHIBIT 3.1
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
of
ORBCOMM INC.
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
ORBCOMM Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to Section 151 of the General Corporation Law of the State of Delaware:
RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board of Directors hereby creates a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
1. Designation and Number of Authorized Shares in Series. There shall be a total of 1,000,000 authorized shares of Preferred Stock designated as “Series A Convertible Preferred Stock”.
2. Priority. The Series A Convertible Preferred Stock shall have a priority ranking superior to the Common Stock of the Corporation with respect to payment of dividends and upon dissolution, liquidation and winding-up of the Corporation.
3. Dividends. Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when declared by the Board of Directors, out of funds and assets of the Corporation legally available therefore, an annual dividend (calculated on the basis of the redemption price of $10.00 per share of Series A Convertible Preferred Stock) of four (4%) percent per annum, payable in additional shares of Series A Convertible Preferred Stock quarterly on or before the 20th day following each calendar quarter for the calendar quarters ended March 31, June 30, September 30 and December 31, respectively, to stockholders of record on the respective record dates (which shall be the tenth day of the last month for each such calendar quarter just ended). Dividends on each share of the Series A Convertible Preferred Stock shall accrue and be cumulative from the date of issue and shall be appropriately prorated with respect to the period between such date of issue and the first dividend payment date. Accumulations of unpaid dividends shall not bear interest.

So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends or make any other distribution on the Common Stock and shall not redeem, retire, purchase or otherwise acquire, any shares of Common Stock or Preferred Stock ranking inferior to the Series A Convertible Preferred Stock, unless at the time of making such declaration, payment, distribution, redemption, retirement, purchase or acquisition dividends on all outstanding shares of Series A Convertible Preferred Stock for all past quarterly dividend periods shall have been paid or declared and sufficient shares reserved for the payment thereof.
4. Conversion. Each share of Series A Convertible Preferred Stock shall be convertible/converted into 1.66611 of shares of Common Stock of the Corporation, subject to readjustment as provided herein below, without the payment of any additional consideration by the holder thereof as follows:
(a)	at the option of the holder thereof at any time, including up to the close of business on the redemption date with respect to any shares of Series A Convertible Preferred Stock called for redemption; or

(b)	at the option of the Corporation on or after the date (“Trigger Date”) that (i) is at least six (6) months from the issue date of the shares of Series A Convertible Preferred Stock to be converted, and (ii) the average closing market price for the Corporation’s Common Stock on the U.S. national securities exchange on which the Corporation’s Common Stock may then be listed or if not then listed on a U.S. national securities exchange, the last quoted price on the over-the-counter market then in use (such average market price or last quoted price, as the case may be, hereinafter referred to as the “Market Price”) for the preceding twenty (20) consecutive trading days equals or exceeds $11.20 per share. The notice of conversion shall be sent by certified mail to the holders of record of the Series A Convertible Preferred Stock to be converted at least five (5) days prior to the date of conversion specified in such notice, addressed to each such holder at his address as it appears in the records of the Corporation.

The holder of a share or shares of Series A Convertible Preferred Stock may exercise the conversion right in subparagraph (a) above by delivering to the Corporation during regular business hours, at the principal office of the Corporation, or at such other places as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied in any event by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, or in the case of conversion pursuant to subparagraph (b) above on the date specified by the Corporation in its notice of conversion, and such date is referred to herein as the “Conversion Date”. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled together with any additional shares of Common Stock representing the conversion of any shares of Series A Convertible Preferred Stock issuable for the amount of any accrued but unpaid dividends, and a check in respect of any fraction of shares of Common Stock provided below. The person in whose name the certificate or certificates for Common Stock are to be issued (that is the person designated if the conversion is elective under subparagraph (a) above, or the holder of the Series A Convertible Preferred Stock in the case of a conversion under subparagraph (b) above) shall be deemed to have become a holder of Common Stock of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a holder of Common Stock of record on the next succeeding date on which the transfer books are open, but the conversion rate shall be that in effect on the Conversion Date.
The issuance of Common Stock on conversion of Series A Convertible Preferred Stock shall be without charge to the converting holder of Series A Convertible Preferred Stock for any fee, expense or tax in respect of the issuance therefore, but the Corporation shall not be required to pay any fee, expense or tax which may be payable with respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of record on the books of the Corporation of the shares of Series A Convertible Preferred Stock converted, and the Corporation shall not, in any such case, be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such fee, expense or tax or shall have established to the satisfaction of the Corporation that such fee, expense or tax has been paid.
The number of shares of Common Stock deliverable upon conversion of each share of Series A Convertible Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:
(i) Merger, Sale of Assets, Consolidation. If the Corporation at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other entity, the Series A Convertible Preferred Stock shall thereafter evidence the right to be converted into capital stock in such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of the Series A Convertible Preferred Stock shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(ii) Reclassification. If the Corporation at any time shall, by subdivision, combination, reclassification of securities or otherwise, change any of the securities then purchasable upon the exercise of the conversion right associated with the Series A Convertible Preferred Stock into the same or a different number of securities of any class or classes, the Series A Convertible Preferred Stock shall thereafter evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the conversion right immediately prior to such subdivision, combination, reclassification or other change. If shares of Common Stock is subdivided or combined into a greater or smaller number of shares of Common Stock, the number of shares of Common Stock deliverable upon conversion of each share of Series A Convertible Preferred Stock (i.e., the conversion ratio under Section 4 hereof) shall be proportionately reduced or increased, as appropriate, by the ratio which the total number of shares of Common Stock to be outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.
Whenever any adjustment is required in the number of shares into which each share of the Series A Convertible Preferred Stock is convertible, the Corporation shall forthwith file a statement describing in reasonable detail the adjustment and the method of calculation used at the office or agency maintained for the purpose for conversion of the Series A Convertible Preferred Stock, and shall mail a copy thereof to the holders of the Series A Convertible Preferred Stock.
The Corporation shall at all times keep available for issue and delivery the full number of shares of Common Stock into which all outstanding shares of Series A Convertible Preferred Stock are convertible.
No certificate for a fraction of a share of Common Stock or Series A Convertible Preferred Stock shall be issued upon any conversion or dividend payment, but in lieu of any fractional share that would otherwise be required to be issued in accordance with the foregoing provisions, the Corporation shall make a cash payment for any such fractional share interest based upon a value (i) for such Common Stock equal to the Market Price for twenty (20) trading days prior to the conversion date, or (ii) for such Series A Convertible Preferred Stock equal to $10.00 per share.
5. Voting. The holders of shares of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote upon matters submitted to stockholders for a vote, in the same manner and with the same effect as the holders of shares of Common Stock, voting together with the holders of Common Stock as a single class to the extent permitted by law. Holders of Series A Convertible Preferred Stock shall have that number of votes equal to the lesser of (i) the number of shares of Common Stock into which such Series A Convertible Preferred Stock is convertible on the applicable record date, or (ii) that number which is equal to the purchase price per share of Series A Convertible Preferred Stock paid by the holder to the Corporation divided by the Market Price of the Common Stock on the trading day immediately previous to the issuance of the shares of Series A Convertible Preferred Stock, rounded down to the next whole number, as adjusted from time to time pursuant to section 4 above.

So long as any shares of the Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of at least two-thirds (2/3) of the aggregate number of shares at the time outstanding of the Series A Convertible Preferred Stock:
(i) authorize, create or increase any class of capital stock ranking equal or prior to the Series A Convertible Preferred Stock as to dividends or upon liquidation, dissolution or winding-up; or
(ii) alter or change any of the powers, preferences or special rights given to the Series A Convertible Preferred Stock so as to affect the same adversely.
6. Redemption. The Corporation may, at the option of the Board of Directors, redeem all or any part of the outstanding Series A Convertible Preferred Stock at any time after two years from the issue date of the shares to be redeemed at the redemption price equal to $10.00 per share of the Series A Convertible Preferred Stock to be redeemed, plus accrued and unpaid dividends, if any, provided that notice of redemption is sent by certified mail to the holders of record of the Series A Convertible Preferred Stock to be redeemed at least thirty (30) days prior to the date of redemption specified in such notice, addressed to each such holder at his address as it appears in the records of the Corporation. In case of the redemption of a part only of the Series A Convertible Preferred Stock, the shares of such series to be redeemed shall be selected pro rata or by lot or in such other manner as the Board of Directors may determine.
On or after the redemption date each holder of shares of Series A Convertible Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all of the shares of Series A Convertible Preferred Stock represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Convertible Preferred Stock.
All rights arising under this designation of powers, preferences, rights and limitations, other than the right to receive the redemption price, shall terminate upon the payment of good funds on or before the redemption date to the holder of the applicable shares of Series A Convertible Preferred Stock. The Corporation may also deposit the aggregate redemption price payable with respect to the shares of Series A Convertible Preferred Stock to be redeemed (or the portion thereof not already paid in the redemption of such shares) (the “Redemption Deposit”) with the Corporation’s transfer agent or any bank or trust company in the United States named in the notice of redemption. Such deposits are to be payable in amounts as aforesaid to the respective orders of the holders of record of the shares of Series A Convertible Preferred Stock upon surrender of the certificates evidencing such shares as described above. From and after the making of the Redemption Deposit, all rights of the holders of the applicable shares of Series A Convertible Preferred Stock arising under this designation of powers, preferences, rights and limitations shall terminate, other than the right to receive from such transfer agent, bank or trust company, without interest, the moneys so deposited with it, and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

7. No Sinking Fund. The shares of the Series A Convertible Preferred Stock shall not be entitled to benefit of any sinking or purchase fund to be applied to the redemption or purchase of such stock.
8. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made in respect of any class or series of stock which shall rank subordinate thereto as to assets the fixed sum of $10.00 for each share of Series A Convertible Preferred Stock held by them plus accrued and unpaid dividends, if any, thereon.
If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to its Series A Convertible Preferred Stock holders shall be insufficient to pay the holders of Series A Convertible Preferred Stock the full amount to which they are entitled hereunder, the holders of Series A Convertible Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Series A Convertible Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such stock were paid in full. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation payments shall have been made to the holders of the Series A Convertible Preferred Stock of the full amount to which they shall respectively be entitled hereunder, such holders shall not be entitled to any further participation in the distribution of the remaining assets of the Corporation available for distribution to its stockholders,
Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
9. Redeemed Shares. Shares of the Series A Convertible Preferred Stock redeemed or purchased by the Corporation or surrendered to the Corporation on the conversion thereof into shares of Common Stock as herein above provided shall have the status of authorized and unissued shares of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned this 16 day of May, 2011.

ORBCOMM INC.
By:	/s/ Christian Le Brun
	Name:	Christian Le Brun
	Title:	Executive Vice President and General Counsel

7